EXECUTIVE EMPLOYMENT AGREEMENT

This **EXECUTIVE EMPLOYMENT AGREEMENT** (the "***Agreement***") is entered into and effective as of 6/7/2021 (the "***Effective Date***"), by and between Christine Pellizzari (the "***Executive***") and Science 37, Inc. (the "***Company***"). Each of the Company and Executive are a "***Party***" and, collectively, they are the "***Parties***."

RECITALS

WHEREAS, the Company desires to employ Executive pursuant to the terms of this Agreement, and Executive desires to provide personal services to the Company in return for certain compensation under this Agreement; and

WHEREAS, the Parties desire and intend that this Agreement supersede any and all prior employment agreement and understandings between Executive and the Company, or any predecessor to the Company and to provide for the employment of Executive upon the terms and conditions set forth herein.

AGREEMENT

NOW, THEREFORE, in consideration of the mutual promises and covenants contained herein, the Parties agree to the following:

1. **EMPLOYMENT BY THE COMPANY**.

1.1 **Position**. Subject to the terms set forth herein, the Company agrees to employ Executive in the position of Chief Legal Officer, commencing on July 8, 2021 (the "***Start Date***"), and Executive hereby accepts such employment. This is a full-time, exempt position, and Executive will be expected to work at least forty (40) hours per week and additional hours as required by Executive's job duties.

1.2 **Duties**.

(a) Executive will report to the Chief Executive Officer of the Company (the "***CEO***"). Executive shall faithfully perform all duties related to the position or positions held by Executive and all additional duties and authority as are reasonably assigned to Executive, from time to time, by the CEO or his designee.

(b) Executive agrees that, while employed by the Company, Executive will devote Executive's full business time and Executive's best efforts and business judgment exclusively to the advancement of the business interests of the Company and to the discharge of Executive's duties and responsibilities for them. Executive will not, while employed by the Company, undertake or engage in any other employment, occupation or business enterprise, except for (i) service on corporate, advisory or non-for-profit boards, (ii) volunteer service in various civic and charitable activities, and (iii) such other activities as may be specifically approved in writing by the CEO, so long as such

activities do not, individually or in the aggregate, interfere with the faithful performance of Executive's duties and obligations hereunder.

(c) Executive shall perform Executive's duties under this Agreement principally out of their home office. In addition, Executive shall make such business trips to such places as may be reasonably necessary or advisable as part of Executive's performance of Executive's duties for the Company.

1.3 **Company Policies**. Executive shall comply with all policies, standards, rules, and regulations, including any code of conduct, code of ethics or compliance manual, of the Company (a "***Company Policy***" or collectively, the "***Company Policies***") and all applicable government laws, rules, and regulations that are now or hereafter in effect. Executive acknowledges receipt of copies of all written Company Policies that are in effect as of the date of this Agreement. Notwithstanding the foregoing, in the event that the terms of this Agreement differ from or are in conflict with the Company Policies, this Agreement shall control.

2. **COMPENSATION; BENEFITS.**

2.1 **Salary**. The Company will pay Executive a base salary of $400,000.00 on an annualized basis, in accordance with the Company's standard payroll practices ("***Base Salary***"), subject to review and adjustment by the Compensation Committee of the Board of Directors of the Company (the "***Compensation Committee***").

2.2 **Annual Cash Bonus.** During the period Executive is employed with the Company, Executive shall be eligible to earn for Executive's services to be rendered under this Agreement a discretionary annual cash bonus, targeted at 50% of Base Salary ("***Target Bonus Amount***"). The Target Bonus Amount will be subject to review and adjustment by the Compensation Committee. Whether or not Executive earns any bonus will be dependent upon (a) Executive's continuous performance of services to the Company through the date any bonus is paid; and (b) the actual achievement by Executive and the Company of the applicable performance targets and goals set by the Compensation Committee for such bonus year. The annual period over which performance is measured for purposes of this bonus is January 1 through December 31, unless otherwise modified by the Compensation Committee (such period, the "***Performance Period***"). The Compensation Committee will determine in its sole discretion the extent of achievement of the performance goals the amount of performance bonus and payment timing of any awarded performance bonus. Subject to the foregoing, Executive shall be eligible to earn 100% of the Target Bonus Amount for 2021.

2.3 **Long-Term Incentive Compensation**. Executive shall be eligible to receive equity awards under the Company's equity incentive plan ("***Plan***") as then approved by the Compensation Committee from time to time. Executive shall be eligible to receive an annual long-term incentive compensation award ("***LTI Award***") with a target value on the applicable grant date of at least $1,300,000, as calculated based on the grant date fair value of such equity awards as used by the Company for financial reporting purposes. The applicable form of LTI Award (whether options, restricted stock units or any other form of equity award permitted by the Plan) and other terms of such LTI Award will be determined by the Board in its sole discretion. Any granted LTI Award shall (i) be granted under and subject to the terms of the Plan and its applicable form of award agreement as approved by the Board, and (ii) be subject to vesting as such other terms for such LTI Award as

determined by the Board in its discretion.

2.4 **Stock Options**.

(a) Initial Option. Subject to approval of the Board, as soon as practicable following the Start Date, Executive will be granted an option to purchase 700,000 shares of the Company's common stock (the "***Initial Option***"). The Initial Option will be granted subject to the Company's 2015 Stock Plan and its form of Stock Option Agreement, attached hereto as Exhibit A, subject to the Executive's continued employment with the Company through the applicable date of grant. The Initial Option will have an exercise price equal to the fair market value of the Common Stock on the date of grant, as determined by the Compensation Committee. The Initial Option will be eligible to vest in installments over a four-year period commencing on the Start Date, subject to Executive's continued services with the Company through the applicable vesting dates and shall be subject to such other terms and conditions as approved by the Compensation Committee on the date of grant.

(b) dSPAC Option. Subject to Executive's continued employment with the Company, as soon as administratively practical following such date upon which the Company's shares first become publicly traded on a national securities exchange pursuant to a proposed transaction with a special purpose acquisition corporation (the "***dSPAC Closing Date***"), Executive will be granted an option to purchase 215,000 shares of the Company's common stock (the "***dSPAC Option***"). The dSPAC Option will be granted subject to the Company's then current equity incentive plan, subject to the Executive's continued employment with the Company through the applicable date of grant. The dSPAC Option will have an exercise price equal to the fair market value of the Common Stock on the date of grant, as determined by the Compensation Committee. The dSPAC Option will be eligible to vest in installments over a four-year period commencing on the dSPAC Closing Date, subject to Executive's continued services with the Company through the applicable vesting dates and shall be subject to such other terms and conditions as approved by the Compensation Committee on the date of grant.

2.5 **Benefits**. Executive will be eligible to participate on the same basis as other similarly situated employees of the Company in all employee benefit plans from time to time in effect for employees of the Company generally, except to the extent such plans are duplicative of benefits otherwise provided Executive under this Agreement (*e.g.*, a severance pay plan). All matters of eligibility for coverage or benefits under any benefit plan shall be determined in accordance with the provisions of such plan. The Company reserves the right to change, alter, or terminate any benefit plan in its sole discretion.

Expense Reimbursement. The Company shall reimburse Executive for all other customary and appropriate business-related expenses actually incurred and documented in accordance with the Company's policies as in effect from time to time, including fees and/or and dues for credentialing or membership in professional organizations related to Executive's position of which Executive is a member. For the avoidance of doubt, to the extent that any reimbursements payable to Executive are subject to the provisions of Section 409A of the Internal Revenue Code of 1986, as amended (the "***Code***"): (a) any such reimbursements will be paid no later than December 31 of the year following the year in which the expense was incurred, (b) the amount of expenses reimbursed in one year will not affect the amount eligible for reimbursement in any subsequent year, and (c) the right to

reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

3. **PROPRIETARY INFORMATION, INVENTIONS, NON-COMPETITION AND NON-SOLICITATION OBLIGATIONS.** As a condition of employment, Executive agrees to execute and abide by a Employee Proprietary Information and Inventions Agreement, attached hereto as Exhibit B (the "***Proprietary Information Agreement***"), which may be amended by the Parties from time to time without regard to this Agreement. The Proprietary Information Agreement contains provisions that are intended by the Parties to survive and do survive termination of this Agreement.

4. **NO CONFLICT WITH EXISTING OBLIGATIONS.** Executive represents that Executive's performance of all the terms of this Agreement and as an Executive of the Company do not, and will not, breach any agreement or obligation of any kind made prior to Executive's employment by the Company, including agreements or obligations Executive may have with prior employers or entities for which Executive has provided services. Executive has not entered into, and Executive agrees that Executive will not enter into, any agreement or obligation, either written or oral, in conflict herewith.

5. **AT-WILL EMPLOYMENT.** Executive shall be employed by the Company on an "at will" basis, meaning either the Company or Executive may terminate Executive's employment at any time, with or without cause or advance notice. Any contrary representations that may have been made to Executive shall be superseded by this Agreement. This Agreement shall constitute the full and complete agreement between Executive and the Company on the "at will" nature of Executive's employment with the Company, which may be changed only in an express written agreement signed by Executive and a duly authorized officer of the Company. Executive's rights to any compensation following a termination shall be only as set forth in Section 6.

6. **Effect of Termination**. The provisions in this Section govern the amount of compensation, if any, to be provided to Executive upon termination of employment and do not alter the at-will status of Executive's employment. The effective date on which Executive's employment with the Company ends for any reason shall be referred to as the "***Termination Date***." In the event Executive's employment ends for any reason, Executive shall be entitled to the Accrued Obligations. For purposes of this Agreement, "***Accrued Obligations***" are (i) Executive's accrued but unpaid salary through the Termination Date, (ii) any unreimbursed business expenses incurred by Executive payable in accordance with the Company's standard expense reimbursement policies, and (iii) benefits owed to Executive under any qualified retirement plan or health and welfare benefit plan in which Executive was a participant in accordance with applicable law and the provisions of such plan. Executive's rights to any additional compensation following a termination shall be only as set forth below.

6.1 **Termination by the Company for Cause**.

(a) The Company shall have the right to terminate Executive's employment with the Company at any time for Cause by giving notice as described in Section 8.1 of this Agreement. For purposes of this Agreement, "***Cause***" for termination shall mean that the Company has determined in its sole discretion that Executive has engaged in any of the following: (i) Executive's gross negligence in the performance of Executive's duties and responsibilities to the Company, or Executive's refusal or failure to follow or carry out any reasonable direction of the CEO, an authorized officer of the Company, the Board or a committee thereof, (ii) Executive's material breach of any Company Policy, this Agreement, or any other agreement to which Executive and the Company are

party, which breach, if susceptible of cure, remains uncured or continues or recurs thirty (30) days after written notice from the Company specifying in reasonable detail the nature of such breach (provided that any material breach of any of the terms of the Proprietary Information Agreement shall be deemed not susceptible of cure), (iii) commission by Executive of fraud, embezzlement or theft; (iv) Executive's indictment or conviction of, or plea of nolo contendere to, a felony or any other crime involving dishonesty or moral turpitude; (v) any conduct that involves a breach of fiduciary obligations or otherwise could reasonably be expected to have a material adverse effect upon the business, interests or reputation of the Company; (vi) any adverse action or omission by Executive which would be required to be disclosed pursuant to public securities laws or which would limit the ability of the Company to sell securities under any Federal or state law or which would disqualify the Company from any exemption otherwise available to it; (vii) Executive being prohibited by law or any order from any regulatory body or governmental body from being an employee or director of any company, firm or entity; or (viii) Executive's willful failure to cooperate with a bona fide internal investigation or an investigation by regulatory or law enforcement authorities, after being instructed by the CEO or the Board to cooperate, or the willful destruction or failure to preserve documents or other materials known to be relevant to such investigation or the inducement of others to fail to cooperate or to produce documents or other materials in connection with such investigation.

(b) In the event Executive's employment is terminated at any time for Cause, Executive will not receive any severance compensation or benefits, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.2 **Termination by the Company Without Cause**.

(a) The Company shall have the right to terminate Executive's employment with the Company without Cause pursuant to this Section 6.2 at any time by giving notice as described in Section 8.1 of this Agreement. A resignation for Good Reason pursuant to Section 6.3(b) below shall constitute a termination without Cause for purposes of receiving the Severance Pay described in this Section 6.2(b). A termination pursuant to Section 6.4 below shall not constitute a termination without Cause for purposes of receiving the Severance Pay described in this Section 6.2(b).

(b) If the Company terminates Executive's employment without Cause, then Executive shall be entitled to receive the Accrued Obligations and, subject to Executive's compliance with the obligations in Section 6.2(c) below, Executive shall be eligible to receive, and the Company will provide to Executive severance payments in an amount equal to Executive's then current Base Salary for a period of twelve (12) months and Bonus paid at 100% of target for a period of twelve (12) months following the date of Executive's termination (the "***Severance Period***"), less all applicable withholdings and deductions, paid in equal installments on the Company's regularly scheduled payroll dates over the Severance Period, beginning on the Company's first regularly scheduled payroll date following the Release Effective Date (as defined in Section 6.2(c) below), with the remaining installments occurring on the Company's regularly scheduled payroll dates thereafter (such payments shall collectively be referred to as the "***Severance Pay***"); provided, however that any Severance Pay otherwise scheduled to be paid prior to the Release Effective Date shall accrue and be paid on the first regularly scheduled payroll date following the Release Effective Date.

(c) Executive shall be entitled to the Severance Pay pursuant to Section 6.2(b) of this Agreement if: (i) Executive signs and delivers to the Company an effective, general release of

claims in favor of the Company in a form reasonably acceptable to the Company (the "***Release***"), by the 60th day following the Termination Date or such earlier date as set forth in the Release, which cannot be revoked in whole or part (if applicable) by such date or such earlier date as set forth in the Release (the date that the Release can no longer be revoked is referred to as the "***Release Effective Date***"); (ii) if Executive holds any other positions with the Company, Executive resigns such position(s) to be effective no later than the Termination Date (or such other date as requested by the CEO); (iii) Executive returns all Company property with all data stored on any electronic devices intact; (iv) Executive complies with all post-termination obligations under this Agreement; and (v) Executive complies with the terms of the Release, including without limitation the non-disparagement and confidentiality provisions contained in the Release. To the extent that the Severance Pay is deferred compensation under Section 409A of the Code, and are not otherwise exempt from the application of Section 409A, then, if the period during which Executive may consider and sign the Release spans two calendar years, the Severance Pay will not be made or begin until the later calendar year.

(d) Any Severance Pay provided to Executive pursuant to this Agreement is in lieu of, and not in addition to, any benefits to which Executive may otherwise be entitled under any Company severance plan, policy or program (excluding, however, any Accrued Obligations).

6.3 **Resignation by Executive; Resignation by Executive for Good Reason.**

(a) Executive may resign without Good Reason from Executive's employment with the Company at any time, although the Company requests at least thirty (30) days' advance notice of Executive's desire to resign her employment. In the event Executive resigns without Good Reason from Executive's employment with the Company, Executive will not receive the Severance Pay or any other severance compensation or benefits, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

(b) Executive may terminate employment with the Company for Good Reason (as defined below) by (i) providing written notice thereof as described in Section 8.1 to the Company no later than (30) days following the occurrence of the condition giving rise to Good Reason, which notice shall set forth in reasonable detail the nature of the facts and circumstances which constitute Good Reason for resignation, (ii) providing the Company a period of thirty (30) days after receipt of such resignation notice to remedy the condition which constitutes Good Reason and (iii) resigning from employment within thirty (30) days following the expiration of the period to remedy if the Company fails to remedy the condition. For purposes of this Agreement, "***Good Reason***" shall mean, in each case without Executive's consent, (i) a material diminution in Executive's duties or responsibilities, (ii) a material diminution in Executive's Base Salary, Target Bonus Amount or annual LTI Award (unless pursuant to a compensation reduction program applicable generally to the Company's similarly situated executive employees), or (iii) a requirement that Executive relocate Executive's principal place of employment to a location more than thirty-five (35) miles from Executive's then-current principal place of employment immediately prior to such relocation.

(c) In the event Executive resigns from Executive's employment for Good Reason, then subject to Executive's compliance with the obligations in Section 6.2(c) above, Executive shall be eligible to receive the Severance Pay as described in Section 6.2(b) and on the same terms and conditions set forth in Section 6.2(c) and Section 6.2(d) as if Executive had been terminated by the

Company without Cause. For such purposes, Executive's Severance Pay shall be calculated without giving effect to any reduction in Executive's pay that would give rise to Executive's right to resign for Good Reason.

6.4 **Termination by Virtue of Death, or Disability of Executive.**

(a) In the event of Executive's death while employed pursuant to this Agreement, all obligations of the Parties hereunder shall terminate immediately, and the Company shall, pursuant to the Company's standard payroll policies, pay to Executive's legal representatives all Accrued Obligations.

(b) Subject to applicable state and federal law, the Company shall at all times have the right, upon written notice to Executive, to terminate this Agreement based on Executive's Disability. Termination by the Company of Executive's employment based on "***Disability***" shall mean termination because Executive (i) is unable due to a physical or mental condition to perform the essential functions of Executive's position with or without reasonable accommodation (as applicable), which lasts or, based on the written certification by two licensed physicians, is expected to last at least 180 days in the aggregate during any twelve (12) month period; or (ii) is determined to be totally disabled by the Social Security Administration or qualifies for disability payments under any long term disability insurance plan. This definition shall be interpreted and applied consistent with the Americans with Disabilities Act and other applicable law. In the event Executive's employment is terminated based on Executive's Disability, Executive will not receive any severance compensation or benefit, except that, pursuant to the Company's standard payroll policies, the Company shall pay to Executive the Accrued Obligations.

6.5 **Change in Control Benefits.** If the Company terminates Executive's employment without Cause or Executive terminates Executive's employment with Good Reason at any time during the period commencing three (3) months prior to a Change in Control (as defined below) and ending twelve months (12) following a Change in Control, then Executive shall be entitled to the Accrued Obligations, the Severance Pay subject to the terms and conditions set forth in Section 6.2(b) through Section 6.2(d), and in the event that Executive's outstanding equity as of the closing of such Change in Control is assumed or continued (in accordance with its terms) by the surviving entity in such Change in Control and Executive's termination occurs after the closing of such Change in Control, then 100% of the unvested portion of such equity shall become vested. For such purposes, to the extent Executive's equity awards are eligible to vest at different levels based on different levels of performance, such equity awards will be deemed to have vested with respect to 100% of the target performance level of such equity awards. For purposes of this Agreement, "***Change in Control***" means: (i) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the stockholders of the Company immediately prior to such consolidation, merger or reorganization, continue to hold a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions to which the Company is a party in which in excess of 50% of the Company's voting power is transferred; provided that the foregoing shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or indebtedness of the Company is

cancelled or converted or a combination thereof; or (iii) a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

6.6 **Cooperation With Company After Termination of Employment**. Following termination of Executive's employment for any reason and for a period of two years thereafter, Executive agrees to cooperate (a) with the Company in (i) the defense of any legal matter involving any matter that arose during Executive's employment with the Company, and (ii) all matters relating to the winding up of Executive's pending work and the orderly transfer of any such pending work to such other employees as may be designated by the Company; and (b) with all government authorities on matters pertaining to any investigation, litigation or administrative proceeding pertaining to the Company. The Company will reimburse Executive for any reasonable travel and out of pocket expenses incurred by Executive in providing such cooperation.

6.7 **Tax Withholding.** All compensation and benefits provided under this Agreement is subject to applicable tax withholding which shall be administered in accordance with the Company's payroll practices.

6.8 **Section 409A.**

(a) It is intended that all of the Severance Pay and all other benefits provided under this Agreement satisfy, to the greatest extent possible, the exemptions from the application of Section 409A of the Code and the regulations and other guidance thereunder and any state law of similar effect (collectively, "***Section 409A***") provided under Treasury Regulations Sections 1.409A-1(b)(4) and 1.409A-1(b)(9), and this Agreement will be construed in a manner that complies with Section 409A. If not so exempt, this Agreement (and any definitions hereunder) will be construed in a manner that complies with Section 409A, and incorporates by reference all required definitions and payment terms.

(b) The preceding provisions shall not be construed as a guarantee by the Company of any particular tax effect to Executive under this Agreement. The Company shall not be liable to Executive for any payment made under this Agreement which is determined to result in an additional tax, penalty or interest under Section 409A, nor for reporting in good faith any payment as an amount includible in gross income under Section 409A.

(c) No Severance Pay will be made under this Agreement unless Executive's termination of employment constitutes a "separation from service" (as defined under Treasury Regulation Section 1.409A-1(h) a "***Separation from Service***"). For purposes of Section 409A (including, without limitation, for purposes of Treasury Regulations Section 1.409A-2(b)(2)(iii)), Executive's right to receive any installment payments under this Agreement (whether severance payments or otherwise) shall be treated as a right to receive a series of separate payments and, accordingly, each installment payment hereunder shall at all times be considered a separate and distinct payment.

(d) If the Company determines that the Severance Pay provided under this Agreement constitutes "deferred compensation" under Section 409A and if Executive is a "specified employee" of the Company, as such term is defined in Section 409A(a)(2)(B)(i) of the Code at the time of Executive's Separation from Service, then, solely to the extent necessary to avoid the incurrence of the adverse personal tax consequences under Section 409A, the timing of the Severance

Pay will be delayed as follows: on the earlier to occur of (i) the date that is six months and one day after Executive's Separation from Service, and (ii) the date of Executive's death (such earlier date, the "***Delayed Initial Payment Date***"), the Company will (1) pay to Executive a lump sum amount equal to the sum of the Severance Pay that Executive would otherwise have received through the Delayed Initial Payment Date if the commencement of the payment of the Severance Pay had not been delayed pursuant to this Section 6.7, and (2) commence paying the balance of the Severance Pay in accordance with the applicable payment schedule set forth in Section 6.2. No interest shall be due on any amounts deferred pursuant to this Section 6.7.

6.9 **Section 280G.** If any payment or benefit Executive would receive from the Company or otherwise in connection with a Change in Control ("***Payment***") would (i) constitute a "parachute payment" within the meaning of Section 280G of the Code, and (ii) but for this sentence, be subject to the excise tax imposed by Section 4999 of the Code (the "***Excise Tax***"), then such Payment shall be equal to the Reduced Amount. The "***Reduced Amount***" shall be either (x) the largest portion of the Payment that would result in no portion of the Payment being subject to the Excise Tax or (y) the largest portion, up to and including the total, of the Payment, whichever amount, after taking into account all applicable federal, state and local employment taxes, income taxes, and the Excise Tax (all computed at the highest applicable marginal rate), results in Executive's receipt, on an after-tax basis, of the greater economic benefit notwithstanding that all or some portion of the Payment may be subject to the Excise Tax. If a reduction in payments or benefits constituting "parachute payments" is necessary so that the Payment equals the Reduced Amount, reduction shall occur in the manner that results in the greatest economic benefit for Executive. If more than one method of reduction will result in the same economic benefit, the items so reduced will be reduced pro rata. In the event it is subsequently determined by the Internal Revenue Service that some portion of the Reduced Amount as determined pursuant to clause (x) in the preceding paragraph is subject to the Excise Tax, Executive agrees to promptly return to the Company a sufficient amount of the Payment so that no portion of the Reduced Amount is subject to the Excise Tax. For the avoidance of doubt, if the Reduced Amount is determined pursuant to clause (y) in the preceding paragraph, Executive will have no obligation to return any portion of the Payment pursuant to the preceding sentence.

7. MUTUAL ARBITRATION.

7.1 **Scope of Arbitration**. In the event of any dispute, claim, or controversy that could otherwise be raised in court ("***Claims***") between Executive and the Company (including all of its current or former officers; directors; members; employees; vendors; clients; agents; parent, subsidiary, and affiliated entities; benefit plans; benefit plans' sponsors; fiduciaries; administrators; and all successors and assigns of any of them), the Parties jointly agree to submit all such Claims to binding arbitration and waive any right to a jury trial in court. The Claims subject to arbitration include all claims arising from or related to your employment or the termination of Executive's employment including, but not limited to, claims for wages or other compensation due; claims for breach of any contract or covenant (express or implied); tort claims; claims for misappropriation of trade secrets or unfair competition; claims for wrongful termination or unjustified dismissal; claims for discrimination, harassment or retaliation (including, but not limited to, race, sex, religion, national origin, age, marital status, or medical condition or disability); claims for benefits (except where an employee benefit or pension plan specifies that its claims procedure shall culminate in an arbitration procedure different from this one); and claims for violation of any federal, state, or governmental law, statute, regulation,

or ordinance. Claims not covered by this arbitration provision are the following: claims for workers' compensation or unemployment benefits; petitions or charges filed with the National Labor Relations Board, Equal Employment Opportunity Commission, or a similar government agency; and claims which are not subject to arbitration or pre-dispute arbitration agreements pursuant to federal law. Moreover, any Party may seek provisional relief from a court upon the ground that the award to which the Party may be entitled may be rendered ineffectual without provisional relief. All Claims subject to arbitration must be brought in the party's individual capacity, and not as a plaintiff or class member in any class, collective, or representative action. Any disputes concerning the validity of this multi-plaintiff, class, collective and representative action waiver will be decided by a court of competent jurisdiction, not by the arbitrator. In the event a court determines this waiver is unenforceable with respect to any Claim, then this waiver shall not apply to that Claim, and that Claim may only proceed in court.

7.2 **Arbitration Rules and Process**. The arbitration (i) shall be conducted pursuant to the JAMS Employment Arbitration Rules & Procedures to the extent they do not conflict with this provision, which are incorporated by reference and may be accessed at https://www.jamsadr.com or by calling JAMS at (800) 352-5267; (ii) shall be heard before a retired State or Federal judge in the county containing the Company office in which Executive was last employed, unless the Parties agree otherwise; and (iii) must be initiated within the time period required under the applicable statute of limitations. Each Party shall have the right to conduct discovery adequate to fully and fairly present the claims and defenses consistent with the streamlined nature of arbitration. The arbitrator shall apply the substantive law relating to all claims and defenses to be arbitrated the same as if the matter had been heard in court, including the award of any remedy or relief on an individual basis. The arbitrator's award shall be in writing, with factual findings, reasons given, and evidence cited to support the award. The arbitrator's decision or award shall be final and binding and may be filed in any court of competent jurisdiction so that judgment may be entered upon it or it may be corrected, modified, or vacated on any ground permitted by applicable law. The Federal Arbitration Act (9 U.S.C. Sections 1, et seq.) shall govern this arbitration provision and State arbitration statutes shall apply only to the extent they are not preempted. If any part of this arbitration provision is held to be invalid, void, or unenforceable, it shall be interpreted in a manner or modified to make it enforceable. If that is not possible, it shall be severed and the remaining terms shall remain in full force and effect. The Parties shall equally share the cost of the arbitration, including the arbitrator's fees. Each Party shall pay for its own costs and attorneys' fees, if any, except as otherwise required by law.

7.3 **Advice of an Attorney.** Executive acknowledges that the Company has advised Executive to consult with an attorney.

7.4 **Voluntary Agreement.** Executive represents that Executive has read this Agreement and understands and accepts each of its terms. Executive further represents that no representations, promises, agreements, stipulations, or statements have been made by the Company, beyond those contained herein. Executive further represents that Executive voluntarily signs this Agreement as Executive's own free act, and that Executive is not acting under any coercion or duress.

8. **GENERAL PROVISIONS**.

8.1 **Notices**. Any notices required hereunder to be in writing shall be deemed effectively given: (a) upon personal delivery to the Party to be notified, (b) when sent by electronic mail if sent

during normal business hours of the recipient, and if not, then on the next business day, (c) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (d) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery. All communications shall be sent to the Company at its primary office location (attention of the Company's Chief Executive Officer) and to Executive at Executive's address as listed on the Company's payroll, or at such other address as the Company or Executive may designate by ten (10) days advance written notice to the other.

8.2 **Severability.** Whenever possible each provision of this Agreement will be interpreted so as to be fully effective and valid under applicable law. In the event that any provision of this Agreement is determined to be unenforceable in any respect as written, such provision of this Agreement is determined to be unenforceable in any respect as written, such provision will be deemed to have been automatically modified to the minimum extent necessary to make it enforceable and the provision will be enforced as so modified. If notwithstanding the preceding sentence, any provision contained in this Agreement is determined to be void or unenforceable in whole or in part or as so modified, it will not be deemed to affect or impair the validity of any other provision contained in this Agreement

8.3 **Waiver and Amendment.** No amendment of any provision of this Agreement shall be valid unless the amendment is in writing and signed by Executive and by the Chief Executive Officer. No waiver by any party of any default, misrepresentation or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation or breach of warranty or covenant hereunder or to affect in any way any rights arising by virtue of any prior or subsequent such occurrence, and no waiver shall be effective unless set forth in writing and signed by the party against whom such waiver is asserted. If the party against whom such waiver is asserted is the Company, no waiver shall be effective unless signed by the Chief Executive Officer.

8.4 **Headings.** The headings contained in this Agreement are inserted for convenience only and do not constitute a part of this Agreement.

8.5 **Complete Agreement**. This Agreement embodies the complete agreement and understanding between the parties and supersedes and preempts any prior understandings, agreements or r representations by the parties, written or oral, which may relate to the subject matter hereof.

8.6 **Choice of Law**. EXCEPT FOR THE FEDERAL ARBITRATION ACT, WHICH SHALL APPLY TO SECTION 7, the construction, validity and interpretation of this Agreement will be governed by the internal law, and not the law of conflicts, of the State of California.

8.7 **Survival.** Provisions of this Agreement which by their terms must survive the termination of this Agreement in order to effectuate the intent of the Parties will survive any such termination, termination of Executive's employment, or otherwise, for such period as may be appropriate under the circumstances.

8.8 **Successors and Assigns**. The Company shall assign this Agreement and its rights and obligations hereunder in whole, but not in part, to any member of the Company or any successor. Any such successor will be deemed substituted for the Company under the terms of this Agreement for all

purposes. For this purpose, "***successor***" means any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company entity that employs Executive. Executive may not assign or transfer this Agreement or any rights or obligations hereunder, other than to Executive's estate upon death.

8.9 **Withholding**. All amounts payable hereunder shall be subject to applicable tax withholding.

8.10 **Counterparts**. This Agreement may be executed in separate counterparts, any one of which need not contain signatures of more than one Party, but all of which taken together will constitute one and the same Agreement. Electronic signatures and signatures transmitted by PDF shall be equivalent to original signatures.

IN WITNESS WHEREOF, the Parties have executed this Agreement on the day and year first written above.

SCIENCE 37, INC.

By: ______________________
Name: Jim Young
Title: CHRO

EXECUTIVE:

Christine Pellizzari
NAME: CHRISTINE PELLIZZARI